SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 30, 2010

OMNICOMM SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-25203	11-3349762
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2101 W. Commercial Blvd., Suite 3500, Fort Lauderdale, FL		33309
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (954) 473-1254

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02	UNREGISTERED SALE OF EQUITY SECURITIES

ITEM 5.01	CHANGES IN CONTROL OF REGISTRANT

ITEM 5.03	AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

On November 30, 2010 OmniComm Systems, Inc. (“OmniComm,” “our,” or “we”) sold 250,000 shares of its Series D Preferred Stock, which provides super-voting rights in the amount of 100,000,000 votes as described below, to Cornelis F. Wit, our chief executive officer and a member of our board of directors in exchange for a promissory note from the Company in the aggregate amount of $1,000,000. The promissory note was issued on September 30, 2010 in exchange for a loan of personal funds made by Mr. Wit to OmniComm and would have matured on December 31, 2011.

In connection with the sale of the Series D Preferred Stock to Mr. Wit, on November 30, 2010, the effective date, we amended our certificate of incorporation by filing a certificate of designation that created a series of 250,000 shares of Series D Preferred Stock pursuant to the authority given to our board of directors under our certificate of incorporation which authorizes the issuance of up to 10,000,000 shares of preferred stock and authorizes our board of directors, by resolution or resolutions, at any time and from time to time, to divide and established any or all of the unissued shares of preferred stock, not then allocated to any series into one or more series and to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.

The following is a summary the terms of the Series D Preferred Stock:

•	each share of Series D Preferred Stock has a stated value and, subject to the liquidation preference of the Series A Preferred Stock, a liquidation preference of $0.001 per share,

•	the shares of Series D Preferred Stock are not convertible or exchange into any other security,

•	the shares of Series D Preferred Stock have no rights to receive dividend distributions,

•

each share of Series D Preferred Stock entitles the holder to 400 votes at any meeting of our stockholders and such shares of Series D Preferred Stock will vote together with the common stockholders, provided for the election or removal of directors the shares of Series D Preferred Stock will be voted in the same percentage as all voting shares of common stock voted for each director,

•	the shares of Series D Preferred Stock will not be subject to termination upon any event (except for certain redemption rights described below),

•

so long as the shares of Series D Preferred Stock are outstanding the Company will not alter or change the rights of the shares of Series D Preferred Stock in a manner which would adversely affect the shares of Series D Preferred Stock, or take any action which would result in the taxation of the holder under Section 305 of the Internal Revenue Code,

•	no holder of the Series D Preferred Stock is entitled to preemptive rights,

•

the shares of Series D Preferred Stock are transferable provided however that the holder of the Series D Preferred Stock provides OmniComm the right of first refusal upon the same terms and conditions of any bona fide offer for the shares, and

•	each share of Series D Preferred Stock is redeemable at the option of OmniComm in the event of death or termination as a result of disability of the holder.

The summary of the rights, privileges and preferences of the Series D Preferred Stock described above is qualified in its entirety by reference to the certificate of designation, a copy of which is attached as an exhibit to this report and is incorporated herein by reference.

Prior to the issuance of the shares of Series D Preferred Stock to Mr. Wit he controlled the vote of approximately 4.3% of our outstanding voting securities. In addition, Mr. Wit, owns the following securities: vested options to purchase an aggregate of 2,125,000 shares of common stock at prices ranging from $0.20 to $0.61 per share with expiration dates ranging from December 2010 to December 2014; warrants to purchase 22,925,000 shares of common stock at exercise prices ranging from $0.25 to $.60 per share with expiration dates ranging from February 2012 to December 2013; . $2,097,500 principal amount of notes; and $7,560,000 principal amount of convertible notes (“Notes”) and $1,100,000 principal amount of secured convertible notes (“Convertible Notes”), which Notes and Convertibles Notes are collectively convertible into 22,400,000 shares of common stock at prices ranging from $.25 to $.50 per share with due dates ranging from August 2010 to December 2013. As a result of Mr. Wit’s acquisition of the shares of Series D Preferred Stock, a change in voting control of OmniComm took place and Mr. Wit now controls by reason of his ownership of the Series D Preferred Stock approximately 55.88% of our issued and outstanding voting securities. There are no arrangements or understandings among OmniComm and Mr. Wit with respect to the election of directors or other matters, except as described in the certificate of designation.

The sale of the Series D Preferred Stock was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act. We did not pay any commissions or finder’s fees in connection with the sale to Mr. Wit.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit No.	Description

3.10	Certificate of Designation, Preferences and Rights of Series D Preferred Stock of OmniComm Systems, Inc.

10.32	Subscription Agreement for the Series D Preferred Stock dated November 30, 2010 by and between OmniComm Systems, Inc. and Cornelis F. Wit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

OmniComm Systems, Inc.

November 30, 2010	By:	/s/ Ronald T. Linares
Ronald T. Linares
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

3.10	Certificate of Designation, Preferences and Rights of Series D Preferred Stock of OmniComm Systems, Inc.

10.32	Subscription Agreement for the Series D Preferred Stock dated November 30, 2010 by and between OmniComm Systems, Inc. and Cornelis F. Wit.

4